UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2011 (May 13, 2011)

Rex Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

(Address of Principal Executive Office and Zip Code)

(814) 278-7267

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 13, 2011 Rex Energy Corporation and its wholly owned subsidiary, Rex Energy I, LLC (together “Rex Energy” or the “Company”) entered into a Settlement Agreement that, if approved by the court, may potentially result in the Company’s acquisition of additional oil and gas interests from landowners in Westmoreland County, Pennsylvania. Rex Energy has existing interests in Westmoreland County that are operated by its joint venture partners, Williams Production Company, LLC and Williams Production Appalachia, LLC.

The Settlement Agreement was negotiated by the parties to litigation pending in the Court of Common Pleas of Westmoreland County. Plaintiffs in the case, Clyde J. and Janelle Snyder, William L. Snyder, III and Ray F. and Sandra K. White, commenced the action in July 2009 on behalf of themselves and other landowners in Westmoreland County. Plaintiffs alleged, among other things, that the Company entered into valid and binding oil and gas leases with them in 2008 for which pre-paid rental and bonus payments had not been made. Rex Energy denied the validity of the leases and all liability for payments. The parties jointly requested and received preliminary approval of the Settlement Agreement at a hearing on May 16, 2011. The material provisions of the Settlement Agreement are:

•

Solely for purposes of the Settlement Agreement, the parties have stipulated and agreed to conditionally certify to a class of plaintiffs, which includes certain persons who in 2008 signed an oil and gas lease with Rex Energy I, LLC related to property situated in Westmoreland County, Pennsylvania. Class members have the opportunity to opt out of the settlement arrangement in accordance with the terms of the Settlement Agreement. If the Settlement Agreement is not approved by the court or does not become final, the conditional certification of the class for settlement purposes shall be vacated.

•

Within 30 days of the preliminary approval, Rex Energy will offer each class member (who has not already leased his or her oil and gas interests to a third party) an oil and gas lease with a prepaid rental of $2,500 per acre for a five-year term with a 15% royalty. If the original proposed 2008 lease contemplated a lower rental or royalty, Rex Energy may offer the corresponding amount from the original lease, at its option.

•

Each offered lease will contain terms and conditions no less favorable than the form of lease attached as an exhibit to the Settlement Agreement, which form was negotiated by the parties at arms’ length. The class members may accept the lease by executing it and returning it to the Company by the later of sixty days after the Company provided the offer to lease, or five business days after the effective date of the Settlement Agreement.

•	Rex Energy may reject a lease if it has Defective Title, as that term is defined in the Settlement Agreement.

•

Rex Energy will bear all usual and customary costs of the leasing process. The Company will also pay $30,000 to plaintiffs’ attorneys for the anticipated expenses of administration of the Settlement Agreement. Additionally, the Company will deposit $2,500,000 into a fund for distribution to class members and for attorney’s fees, costs and expenses of counsel for the class.

•

The Settlement Agreement is subject to final approval by the court. A hearing for final approval is scheduled for July 15, 2011. The Settlement Agreement provides for the dismissal of all claims against the Company with prejudice and without any admission of liability, and the release by all class members of all claims against the Company in connection with the litigation. If the Settlement Agreement is not approved by the court or does not become final, the Settlement Agreement shall automatically be cancelled and terminated.

A hearing for final approval is scheduled for July 15, 2011. The Company expects that costs associated with the leases it obtains pursuant to the Settlement Agreement will be funded from its previously announced 2011 capital investment budget of $175.4 million.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains a statement relating to our expected funding of costs associated with the leases we may obtain pursuant to the Settlement Agreement. This statement is a forward-looking statement within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It is based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to many business risks and uncertainties, and there is no assurance that our expectations can or will be met. Factors that could cause actual results to differ materially from our expectations set forth in the forward-looking statement include (without limitation): uncertainties associated with the underlying legal proceeding and outcomes of that proceeding; potential changes to the Settlement Agreement; and unforeseen changes in our operations that may affect our 2011 capital investment budget. In addition, the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010 sets forth general risk factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statement. You are cautioned not to place undue reliance on the statement, which speaks only as of the date of this report. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX ENERGY CORPORATION

Date: May 19, 2011	By:	/s/ Jennifer L. McDonough
Name: Jennifer L. McDonough
Title: Vice President, General Counsel and Corporate Secretary